Exhibit 99.(h)(3)

SERVICE MARK LICENSING AGREEMENT

between

ALLSTATE INSURANCE COMPANY

and

ALLSTATE FINANCIAL INVESTMENT TRUST

Dated as of March 20, 2008

TABLE OF CONTENTS

		PAGE

	ARTICLE 1
	DEFINITIONS

SECTION 1.1	Definitions	1
SECTION 1.2	Other Definitional Provisions	2

	ARTICLE 2
	GRANT OF LICENSE; INDEPENDENT CONTRACTORS

SECTION 2.1	Grant of License	2
SECTION 2.2	Independent Contractors	3

	ARTICLE 3
	AGREEMENTS AND ACKNOWLEDGEMENTS OF LICENSEE

SECTION 3.1	Agreements and Acknowledgements of Licensee	3

	ARTICLE 4
	INFRINGEMENT PROCEEDINGS

SECTION 4.1	Notification of Unauthorized Use	5
SECTION 4.2	Payments for Damages	5

	ARTICLE 5
	TERM AND TERMINATION

SECTION 5.1	Term	5
SECTION 5.2	Automatic Termination	5
SECTION 5.3	Immediate Termination	5
SECTION 5.4	Termination on Notice	6

	ARTICLE 6
	EFFECT OF TERMINATION

SECTION 6.1	Discontinuation of Use of Licensed Marks	6
SECTION 6.2	Licensee Cooperation	6
SECTION 6.3	Rights in Licensed Marks	6

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This Service Mark Licensing Agreement dated as of March 20, 2008 (this “Service Mark Licensing Agreement”), between Allstate Insurance Company (“Licensor”), an Illinois stock insurance company, and Allstate Financial Investment Trust (“Licensee”), a statutory trust organized under the laws of the State of Delaware,

W I T N E S S E T H:

WHEREAS, Licensor is the owner of the Licensed Marks (as defined below);

WHEREAS, Licensee desires to use the Licensed Marks and use Allstate as part of its company name and as part of the title of various of its series of mutual funds; and

WHEREAS, Licensor and Licensee wish to formalize the agreement between them regarding Licensee’s use of the Licensed Marks;

NOW, THEREFORE, in consideration of the mutual promises set forth in this Service Mark Licensing Agreement and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS

SECTION 1.1                 Definitions.  The following terms, as used herein, have the following meanings:

“Service Mark Licensing Agreement” means this instrument, as originally executed, and as the same may be amended, supplemented, modified, restated or replaced from time to time.

“Trust Agreement” means that certain Trust Agreement of Licensee, dated as of November 15, 2007, as the same may be amended, supplemented, modified, restated or replaced from time to time.

“Licensed Marks” shall include all marks listed on Appendix A attached hereto as the same may be amended, supplemented, modified, restated or replaced from time to time.

“Licensed Services” means the activities necessary to accomplish all purposes of Licensee as set forth in the Trust Agreement.

“Licensee” means Allstate Financial Investment Trust, a statutory trust organized under the laws of the State of Delaware.

“Licensor” means Allstate Insurance Company, an Illinois stock insurance company, and its successors.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, joint venture, association, company, trust (including any beneficiary thereof), bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and governments and agencies and political subdivisions thereof.

“Territory” shall mean worldwide.

SECTION 1.2                 Other Definitional Provisions.  For all purposes of this Service Mark Licensing Agreement except as otherwise expressly provided or unless the context otherwise requires:

(a)                                  the terms defined in this Article shall have the meanings ascribed to them in this Article and shall include the plural as well as the singular;

(b)                                 the words “include”, “includes” and “including” shall be construed to be followed by the words “without limitation”;

(c)                                  Article and Section headings are for the convenience of the reader and shall not be considered in interpreting this Service Mark Licensing Agreement or the intent of the parties to this Service Mark Licensing Agreement;

(d)                                 the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Service Mark Licensing Agreement as a whole and not to any particular Article, Section, Appendix or other subdivision; and

(e)                                  references herein to Articles, Sections and Appendices shall, unless otherwise specified, refer respectively to Articles, Sections and Appendices hereof.

ARTICLE 2
GRANT OF LICENSE; INDEPENDENT CONTRACTORS; FEE

SECTION 2.1                 Grant of License.  Licensor hereby agrees to grant to Licensee for the term of this Service Mark Licensing Agreement, a nonexclusive, nontransferable right and license to use any of the Licensed Marks in its trade name and as trademarks for the Licensed Services within the Territory.  Licensor is not representing that it has rights with respect to Licensed Marks or the Licensed Marks in every jurisdiction within the Territory.

SECTION 2.2                 Independent Contractors.  Licensor and Licensee are independent contractors and are not, and shall not, represent themselves as principal and agent, partners or joint venturers.

ARTICLE 3
AGREEMENTS AND ACKNOWLEDGEMENTS OF LICENSEE

SECTION 3.1                 Agreements and Acknowledgements of Licensee.  Licensee acknowledges and agrees that:

(a)                                  Licensor is the sole owner of the Licensed Marks;

(b)                                 Licensee shall do nothing inconsistent with the ownership of the Licensed Marks by Licensor;

(c)                                  all use of the Licensed Marks by Licensee shall inure only to the benefit of and be on behalf of Licensor;

(d)                                 Licensee shall assist Licensor in executing any additional documents that may be necessary or desirable to effect the protection of Licensor’s interests in Licensed Marks, including, but not limited to, the execution of any and all documents required by governmental agencies in order to register or maintain trademark and service mark registrations; in addition, Licensee shall not oppose Licensor’s registration of the Licensed Marks nor take action that jeopardizes Licensor’s rights in Licensed Marks;

(e)                                  nothing in this Service Mark Licensing Agreement shall give Licensee any right, title or interest in Licensed Marks other than the license granted in this Service Mark Licensing Agreement;

(f)                                    Licensee shall not attack or challenge in any way Licensor’s rights in and to Licensed Marks or the validity or enforceability of this Service Mark Licensing Agreement;

(g)                                 Licensee shall not assign any of the rights granted under this Service Mark Licensing Agreement without the prior express written consent of Licensor;

(h)                                 Licensee shall not grant to any Person a right and license to use the Licensed Marks, or any trade names or service marks incorporating the Licensed Marks, without the prior express written consent of Licensor;

(i)                                     Licensee shall not use any trademark, service mark or trade name not listed on Appendix A that is owned by Licensor or Licensor’s subsidiaries or affiliates, except with the prior express written consent of Licensor;

(j)                                     Licensee shall comply with all applicable law, rules and regulations pertaining to its business;

(k)                                  Licensor has the sole and exclusive right to control the appearance of the Licensed Marks;

(l)                                     the nature and quality of the business conducted by Licensee under the Licensed Marks, and all related advertising, promotional and other uses of Licensed Marks by Licensee shall conform to standards set by and under the control of Licensor and communicated to Licensee from time to time;

(m)                               except as otherwise agreed in writing by Licensor from time to time, prior to the publication in any medium of any material that contains any of the Licensed Marks, Licensee shall submit to Casey Mangan, or successor in the Corporate Law Division of Licensor for Licensor’s approval representative samples of all proposed materials bearing the Licensed Marks, to the extent that such materials are not contained in the Registration Statement on Form N1-A (File No. 333-148568);

(n)                                 Licensor shall have the right to inspect, upon reasonable notice, the business facilities of Licensee and to request submission of written materials at any time during the term of this Service Mark Licensing Agreement so that Licensor may satisfy itself that Licensee is complying with the quality standards that Licensor, in its sole discretion, deems appropriate in connection with Licensee’s use of the Licensed Marks.  Any failure by Licensee to comply with Licensor’s standards shall be cause for termination under the provisions of this Agreement;

(o)                                 the value and goodwill of the Licensed Marks accrues solely to Licensor; and

(p)                                 Licensee will not act or use Licensed Marks in any manner which may, in Licensor’s judgment, be in bad taste or which may in any way disparage Licensor or its reputation including, but not limited to, types and placement of advertising, or take any action which will harm or jeopardize the Licensed Marks or Licensor’s ownership thereof.

ARTICLE 4
INFRINGEMENT PROCEEDINGS

SECTION 4.1                 Notification of Unauthorized Use.  Licensee agrees to promptly notify Licensor of any unauthorized use of any of Licensed Marks as such unauthorized use comes to Licensee’s attention.  Licensor shall have the sole right and discretion to take any action relating to Licensed Marks; provided, that Licensee agrees to cooperate fully, should Licensor decide to take any such action.

SECTION 4.2                 Payments for Damages.  If infringement proceedings result in an award of damages or the payment of any sums to Licensor, any such damages or payments shall belong solely to Licensor.

ARTICLE 5
TERM AND TERMINATION

SECTION 5.1                 Term.  This Service Mark Licensing Agreement shall continue in force and effect for so long as Licensee continues to exist in accordance with the terms of the Trust Agreement, unless it is sooner terminated as provided for in this Service Mark Licensing Agreement.

SECTION 5.2                 Automatic Termination.  This Service Mark Licensing Agreement shall automatically terminate upon the happening of any of the following events:

(a)                                  Licensee is ordered or adjudged bankrupt, is placed under the supervision of a receiver, or enters into any scheme or composition with creditors to make an assignment for the benefit of creditors;

(b)                                 any assets of Licensee are seized or attached in conjunction with any action against Licensee by a third party; or

(c)                                  any of the assets of Licensee are seized or appropriated by any governmental authority, whether or not compensation for such action is offered to Licensee.

SECTION 5.3                 Immediate Termination.  Licensor shall have the right, but not the obligation, to immediately terminate this Service Mark Licensing Agreement and all rights granted under this Service Mark Licensing Agreement in the event that Licensee (a) ceases to conduct business as a statutory trust, (b) breaches any of its representations, agreements, covenants and undertakings in this Service Mark Licensing Agreement, (c) fails to comply with laws, rules and regulations applicable to it or the conduct of its business to the complete satisfaction of Licensor, (d) acts in a manner that impugns Licensor’s reputation or (e) uses the Licensed Marks in a manner that is inconsistent with or beyond the scope of the license granted herein.

SECTION 5.4                 Termination on Notice.  Licensor may terminate this Service Mark Licensing Agreement without cause upon the provision of ten days’ prior written notice to Licensee.

ARTICLE 6
EFFECT OF TERMINATION

SECTION 6.1                 Discontinuation of Use of Licensed Marks.  Upon termination of this Service Mark Licensing Agreement, Licensee agrees to immediately change Licensee’s name as to not include any Licensed Marks, and to discontinue and not to use in the future any of the Licensed Marks, any trade name incorporating any of the Licensed Marks, or any terms confusingly similar to any of Licensed Marks.

SECTION 6.2                 Licensee Cooperation.  Upon termination of this Service Mark Licensing Agreement, Licensee agrees to cooperate fully with Licensor to amend or cancel any governmental recordations or approvals pertaining to any trade names, trademarks or service marks which consist of or include any of Licensed Marks.

SECTION 6.3                 Rights in Licensed Marks.  Upon termination of this Service Mark Licensing Agreement, any and all rights in the Licensed Marks heretofore granted to Licensee and the goodwill connected therewith shall remain the property of Licensor.

ARTICLE 7
MISCELLANEOUS

SECTION 7.1                 Enforcement.  The parties agree that any breaches of this Service Mark Licensing Agreement by Licensee shall cause irreparable injury to Licensor and that an injunction shall be an appropriate remedy.

SECTION 7.2                 Severability.  In the event any provision of, or obligation under, this Service Mark Licensing Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction shall not in any way be affected or impaired thereby to the fullest extent permitted under applicable law.

SECTION 7.3                 Entire Agreement.  This Service Mark Licensing Agreement constitutes the entire agreement between the parties hereto relating to the subject matter of this Service Mark Licensing Agreement, and supersedes all previous agreements between the parties, whether written or oral.

SECTION 7.4                 Amendments.  Any amendments, supplements, modifications, restatements or replacements of this Service Mark Licensing Agreement, or waivers or consents to this Service Mark Licensing Agreement, shall be in writing signed by the parties.

SECTION 7.5                 Governing Law.  This Service Mark Licensing Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without regard to its choice of law principles.

SECTION 7.6                 Consent to Jurisdiction.  Each party to this Service Mark Licensing Agreement submits to the nonexclusive jurisdiction of the United States District Court located in Chicago, Illinois, for purposes of any legal proceeding arising out of or relating to this Service Mark Licensing Agreement or the transactions contemplated by this Service Mark Licensing Agreement.  Each party to this Service Mark Licensing Agreement irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  Each party to this Service Mark Licensing Agreement consents to process being served in any suit, action or proceeding with respect to this Service Mark Licensing Agreement, or any document delivered pursuant to this Service Mark Licensing Agreement by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to its respective address specified at the time for notices under this Service Mark Licensing Agreement or to any other address of which it shall have given written notice to the other party.  The foregoing shall not limit the ability of any party to this Service Mark Licensing Agreement to bring suit in the courts of any other jurisdiction.

SECTION 7.7                 Waiver of Jury Trial.  Each of the parties to this Service Mark Licensing Agreement irrevocably waives any and all right to a trial by jury with respect to any legal proceeding arising out of or relating to this Service Mark Licensing Agreement or any claims or transactions in connection with this Service Mark Licensing Agreement.  Each of the parties to this Service Mark Licensing Agreement hereby acknowledges that such waiver is made with full understanding and knowledge of the nature of the rights and benefits waived hereby.

SECTION 7.8                 No Waiver.  No failure on the part of Licensor to exercise, and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Service Mark Licensing Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof or the exercise of any other right, power or privilege operate as such a waiver.

SECTION 7.9                 Remedies Cumulative.  No right, power or remedy of Licensor under this Service Mark Licensing Agreement shall be exclusive of any other right, power or remedy, but shall be cumulative and in addition to any other right, power or remedy thereunder or existing by law or in equity.

SECTION 7.10               Notices.  All notices, demands, or other communications required or permitted to be given under this Service Mark Licensing Agreement shall be given in writing by delivering the same against receipt thereof by facsimile transmission (confirmed by registered or certified mail, postage prepaid, return receipt requested), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows (and if so given, shall be deemed given when mailed or upon receipt of a confirmation, if sent by facsimile):

If to Licensor:		Allstate Insurance Company
3100 Sanders Road
Northbrook, Illinois 60062
	Attention:	Michael J. Velotta, Vice President, Deputy General
Counsel and Assistant Secretary
Facsimile: (847) 326-6742

If to Licensee:		Allstate Financial Investment Trust
3100 Sanders Road – Suite M2
Northbrook, Illinois 60062
Attention: Chief Administrative Office
Facsimile: 847-326-5224

or at such other address as shall be designated by any party in a written notice to the other party.  Such notice shall refer to this Service Mark Licensing Agreement by title and date.

SECTION 7.11               Counterparts.  This Service Mark Licensing Agreement and any amendments, supplements, modifications, restatements or replacements of this Service Mark Licensing Agreement, or waivers or consents to this Service Mark Licensing Agreement, may be executed in any number of counterparts, and by different parties to this Service Mark Licensing Agreement in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, when taken together shall constitute one and the same instrument.  This Service Mark Licensing Agreement shall become effective upon the execution of a counterpart by each of the parties.

IN WITNESS WHEREOF, the parties have caused this Service Mark Licensing Agreement to be executed by duly authorized representatives on the date first written above.

ALLSTATE INSURANCE COMPANY

By:
Name:
Title:

ALLSTATE FINANCIAL INVESTMENT TRUST

By:
Name:
Title:

APPENDIX A

LICENSED MARKS

•                                          Allstate®

•                                          Allstate Life®

•

A-1